Exhibit (j)

           CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the Tax-Exempt California Money Market Fund's Premier Shares and Institutional Shares (the "Fund") Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Fund's Premier Shares and Institutional Shares Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 28 to the Registration Statement (Form N-1A, No. 33-12938) of our report dated November 19, 2008, on the financial statements and financial highlights of the Tax-Exempt California Money Market Fund, included in the Fund's Annual Report dated September 30, 2008.


                                                     /s/ERNST & YOUNG LLP


Boston, Massachusetts
January 26, 2009